SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No.     )

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Stoneridge, Inc.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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STONERIDGE, INC.

9400 East Market Street

Warren, Ohio 44484

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We will hold our 2014 Annual Meeting of Shareholders on Tuesday, May 6, 2014, at 11:00 a.m. Eastern Time, at the Cleveland Airport Marriott, 4277 West 150th Street, Cleveland, Ohio 44135.

The purpose of the Annual Meeting is to consider and vote on the following matters:

1.	Election of eight directors, each for a term of one year;

2.	Ratification of the appointment of Ernst & Young LLP;

3.	An advisory vote on executive compensation; and

4.	Any other matters properly brought before the meeting.

Only shareholders of record at the close of business on March 31, 2014, are entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, sign and date the enclosed proxy and return it in the enclosed envelope or to vote by telephone or Internet.

By order of the Board of Directors,

ROBERT M. LOESCH,
Secretary

Dated: April 7, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2014:

This Proxy Statement and the Company’s 2013 Annual Report to Shareholders are also available at www.edocumentview.com/sri.

YOUR VOTE IS IMPORTANT.

PLEASE SUBMIT YOUR PROXY BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD OR PROVIDE YOUR VOTE BY TELEPHONE OR INTERNET.

STONERIDGE, INC.

2014 Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. We are mailing this Proxy Statement to our shareholders on or about April 7, 2014, and it is also available online at www.edocumentview.com/sri. The Board of Directors is soliciting proxies in connection with the 2014 Annual Meeting of Shareholders and encourages you to read this Proxy Statement and vote your shares online, by telephone or by mailing your proxy card or voting instruction form.

Stoneridge, Inc. 2014 Annual Meeting Information

•	Date and Time: Tuesday, May 6, 2014, at 11:00 a.m. Eastern Time

•	Location: Cleveland Airport Marriott, 4277 West 150th Street, Cleveland, OH 44135

•	Record Date: March 31, 2014

•	Voting: Shareholders as of the record date are entitled to vote. Each share of common shares is entitled to one vote for each Director nominee and one vote for each of the other proposals to be voted on.

Matters to be Considered:

Management Proposals	Board Vote Recommendation	Page (for more information)

1. Elect eight directors named in this Proxy Statement	FOR ALL	5
2. Ratification of the appointment of Ernst & Young LLP	FOR	8
3. Advisory vote on executive compensation	FOR	15

Company Performance

(In thousands, except earnings per share and share price)

	2013	2012	Percent Change
Net Sales	$947,830	$938,513	1.0%
Operating Income	39,704	28,729	38.2%
Net Income	15,131	5,361	182.2%
Earnings Per Share, Diluted	$0.56	$0.20	180.0%
Share Price at 12/31	$12.75	$5.12	149.0%

Net sales increased by $9.3 million and net income increased by $9.8 million in 2013 compared with 2012 and our closing share price at year end 2013 increased 149% from a year earlier. These improved results are worth noting, however, they were below our consolidated financial performance expectations for the year. Sales performance was below our growth targets and was negatively impacted by continuing weak trends in the commercial vehicle markets, market share loss by a significant customer and currency devaluation of the Brazilian real, which were partially offset by continued growth in the North American automotive markets and new program awards in Europe.

Profitability, while significantly above the prior year on a modest revenue increase, was below expectations for 2013 due to unfavorable volume, exchange rate fluctuations, operational performance in our Wiring segment, and changes in product mix in our PST segment all of which reduced marginal contributions. Partially offsetting these impacts were reductions in selling, general and administrative costs.

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Director Nominees

Stoneridge’s Directors are elected for one-year terms by a majority of the votes cast. Below is a summary of the Director nominees. Additional information about each director nominee and his or her qualifications may be found beginning on page 5 of this Proxy Statement.

					Committee Memberships
Name	Age	Director Since	Primary Occupation	Independent	AC	CC	NCGC
John C. Corey	66	2004	President and CEO of Stoneridge, Inc.
Jeffrey P. Draime	47	2005	Self-employed business consultant	✓		✓	✓
Douglas C. Jacobs	74	2004	Executive Vice President-Finance and CFO of Brooklyn NY Holdings, LLC	✓	C	✓
Ira C. Kaplan	60	2009	Managing Partner of Benesch, Friedlander, Coplan & Arnoff LLP	✓	✓		✓
Kim Korth	59	2006	President and CEO of Dickten Masch Plastics, LLC and TECHNIPLASTM	✓		C	✓
William M. Lasky	66	2004	Former President and CEO of Accuride Corporation	L	✓	✓	C
George S. Mayes, Jr.	55	2012	Executive Vice President and COO of Diebold, Inc.	✓	✓
Paul J. Schlather	61	2009	Self-employed business consultant	✓	✓

AC	Audit Committee	C	Committee Chairperson
CC	Compensation Committee	L	Lead Independent Director
NCGC	Nominating & Corporate Governance Committee

Ratification of the appointment of Ernst & Young LLP

As a matter of good governance, we are asking our shareholders to ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2014. Below is summary information with respect to the fees billed to us for services provided to us during the years ended December 31, 2013 and 2012. For more information, see page 8 of this Proxy Statement.

	2013	2012
Audit Fees	$1,654,130	$1,454,846
Tax Fees	380,200	463,896
Total Fees	$2,034,330	$1,918,742

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Executive Compensation Highlights

Our executive compensation program is designed to attract, retain, motivate and reward talented executives who advance our strategic, operational and financial objectives and, thereby, enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:

•	Attract and retain talented executive officers by providing a compensation package that is competitive with that offered by similarly situated companies;

•	Create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals; and

•	Align total compensation with the objectives and strategies of our business and shareholders.

Key elements of our 2013 compensation program are as follows:

•	Base Salary. Base salary has been targeted at the 50th percentile of our peer group. For 2013, Mr. Corey and Mr. Strickler did not receive increases to their base salaries.

•	Annual Incentive Plan (AIP). The 2013 AIP was comprised of consolidated and, where appropriate, divisional or functional financial performance metrics. The 2013 AIP target was set as a percentage of base salary. For 2013, the AIP target percentage for Mr. Corey and Mr. Strickler was increased by 5% in lieu of a base salary increase, putting more compensation at risk if performance is not achieved. Mr. Corey and Mr. Strickler did not receive AIP payouts for 2013 as their financial performance metrics were not achieved.

•	Long-Term Incentive Plans. Long-term incentives were awarded under our Long-Term Incentive Plan and our Long-Term Cash Incentive Plan for 2013 and generally targeted the 75th percentile of our peer group. These awards vest in three years and 20% were performance-based restricted common shares that vest based on our Total Shareholder Return compared to a group of peer companies, 20% were phantom shares that vest based on achievement of an annual earnings per share target and the remaining 60% were restricted shares that vest based on the passage of time. For 2013, there were no restricted phantom shares earned under the first tranche of the award as our earnings per share did not meet the threshold for achievement.

Additionally, during 2013, we implemented a Share Ownership policy for our executive officers whereby the CEO, CFO and other executive officers must retain our common shares equal in market value to five, four and three times, respectively, their annual base salaries.

For more information related to our executive compensation program, see page 15 of this Proxy Statement.

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STONERIDGE, INC.

PROXY STATEMENT

The Board of Directors (the “Board”) of Stoneridge, Inc. (the “Company”) is sending you this Proxy Statement to ask for your vote as a Stoneridge shareholder on certain matters to be voted on at our Annual Meeting of Shareholders to be held on Tuesday, May 6, 2014, at 11:00 a.m. Eastern Time, at the Cleveland Airport Marriott, 4277 West 150th Street, Cleveland, Ohio 44135. This Proxy Statement and the accompanying notice and proxy will be mailed to you on or about April 7, 2014.

Annual Report; Internet Availability

A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2013, is enclosed with this Proxy Statement. Additionally, this Proxy Statement and our Annual Report to Shareholders for the fiscal year ended December 31, 2013 are available at www.edocumentview.com/sri.

Solicitation of Proxies

The Board is making this solicitation of proxies and we will pay the cost of the solicitation. We have retained Georgeson Inc., at an estimated cost of $8,000, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition to the solicitation of proxies by mail by Georgeson Inc., our employees may solicit proxies by telephone, facsimile or electronic mail.

Proxies; Revocation of Proxies

The common shares represented by your proxy will be voted in accordance with the instructions as indicated on your proxy. In the absence of any such instructions, they will be voted to (a) elect the director nominees set forth under “Election of Directors”; (b) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014; and (c) approve the compensation paid to our Named Executive Officers. Your presence at the Annual Meeting of Shareholders, without further action, will not revoke your proxy. However, you may revoke your proxy at any time before it has been exercised by signing and delivering a later-dated proxy or by giving notice to the Company in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders or in the open meeting. If you hold your common shares in “street name”, in order to change or revoke your voting instructions you must follow the specific voting directions provided to you by your bank, broker or other holder of record.

Voting Eligibility

Only shareholders of record at the close of business on the record date, March 31, 2014, are entitled to receive notice of the Annual Meeting of Shareholders and to vote the common shares held on the record date at the meeting. On the record date, our outstanding voting securities consisted of 28,330,031 common shares, without par value, each of which is entitled to one vote on each matter properly brought before the meeting.

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Voting Procedures

If you are a record holder:

•	You may vote by mail: Complete and sign your proxy card and mail it in the enclosed, prepaid and addressed envelope.

•	You may vote by telephone: Call toll-free 1-800-652-VOTE (8683) on a touch-tone phone and follow the instructions. You will need your proxy card available if you vote by telephone.

•	You may vote by Internet: Access www.envisionreports.com/sri and follow the instructions. You will need your proxy card available if you vote by Internet.

•	You may vote in person at the meeting, however, you are encouraged to vote by mail, telephone or Internet even if you plan to attend the meeting.

If you are a “street name” holder:

•	You must vote your common shares through the procedures established by your bank, broker, or other holder of record. Your bank, broker, or other holder of record has enclosed or otherwise provided a voting instruction card for you to use in directing the bank, broker, or other holder of record how to vote your common shares.

•	You may vote at the meeting, however, to do so you will first need to ask your bank, broker or other holder of record to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your common shares at the meeting without a legal proxy and signed ballot.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 28, 2014, by: (a) our directors and nominees for election as directors; (b) each other person who is known by us to own beneficially more than 5% of our outstanding common shares; (c) the executive officers named in the Summary Compensation Table; and (d) all of our executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent Of Class

Systematic Financial Management, LP (2)	2,557,890	9.0%
The Goldman Sachs Group, Inc. (3)	2,005,111	7.1
BlackRock, Inc. (4)	1,858,860	6.6
JPMorgan Chase & Co. (5)	1,430,300	5.0
John C. Corey (6)	821,938	2.9
Jeffrey P. Draime (7)	403,514	1.4
George E. Strickler (8)	338,429	1.2
Thomas A. Beaver (9)	160,181	*
William M. Lasky (10)	110,880	*
Michael D. Sloan (11)	110,105	*
Richard P. Adante (12)	97,900	*
Paul J. Schlather (13)	89,877	*
Ira C. Kaplan (14)	39,952	*
Douglas C. Jacobs (15)	35,160	*
Kim Korth (16)	29,900	*
George S. Mayes, Jr. (17)	18,420	*

All Executive Officers and Directors as a Group (15 persons)	2,295,656	8.1%

_______________________

*    Less than 1%.

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power over such common shares.

(2)	According to a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) by Systematic Financial Management, LP. The address of Systematic Financial Management, LP is 300 Frank W. Burr Boulevard, Glenpointe East, 7th Floor, Teaneck, New Jersey 07666.

(3)	According to a Schedule 13G filed with the SEC by The Goldman Sachs Group, Inc., the filing reflects the securities beneficially owned by certain operating units (collectively the “Goldman Sachs Reporting Units”) of Goldman Sachs Group, Inc. and its subsidiaries and affiliates. The Goldman Sachs Reporting Units disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and (ii) certain investment entities of which Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units. The address of The Goldman Sachs Group, Inc. is 200 West Street, New York, New York 10282.

(4)	According to a Schedule 13G filed with the SEC by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

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(5)	According to a Schedule 13G filed with the SEC by JPMorgan Chase & Co. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, New York, 10017.

(6)	Represents 10,000 common shares that Mr. Corey has the right to acquire upon the exercise of share options, 488,900 restricted common shares, which are subject to forfeiture, 150,000 common shares held in trust for which Mr. Corey’s wife is trustee, and 173,038 common shares owned by Mr. Corey directly.

(7)	Represents 347,714 common shares held in trust for the benefit of Draime family members, of which Mr. Draime is trustee, 6,910 restricted common shares, which are subject to forfeiture, and 48,890 common shares owned by Mr. Draime directly.

(8)	Represents 152,150 restricted common shares, which are subject to forfeiture, and 186,279 common shares owned by Mr. Strickler directly.

(9)	Represents 98,950 restricted common shares, which are subject to forfeiture, and 61,231 common shares owned by Mr. Beaver directly.

(10)	Represents 10,000 common shares that Mr. Lasky has the right to acquire upon the exercise of share options, 6,910 restricted common shares, which are subject to forfeiture, and 93,970 common shares owned by Mr. Lasky directly.

(11)	Represents 70,500 restricted common shares, which are subject to forfeiture and 39,605 common shares owned by Mr. Sloan directly.

(12)	Represents 97,400 restricted common shares, which are subject to forfeiture and 500 common shares owned by Mr. Adante directly.

(13)	Represents 6,910 restricted common shares, which are subject to forfeiture, 47,500 common shares held in an investment retirement account for the benefit of Mr. Schlather, and 35,467 common shares owned by Mr. Schlather directly.

(14)	Represents 6,910 restricted common shares, which are subject to forfeiture, and 33,042 common shares owned by Mr. Kaplan directly.

(15)	Represents 6,910 restricted common shares, which are subject to forfeiture, and 28,250 common shares owned by Mr. Jacobs directly.

(16)	Represents 6,910 restricted common shares, which are subject to forfeiture, and 22,990 common shares owned by Ms. Korth directly.

(17)	Represents 6,910 restricted common shares, which are subject to forfeiture, and 11,510 common shares owned by Mr. Mayes directly.

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PROPOSAL ONE: ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Code of Regulations, the number of directors has been fixed at eight. At the Annual Meeting of Shareholders, shareholders will elect eight directors to hold office until our next Annual Meeting of Shareholders and until their successors are elected and qualified. The Board proposes that the nominees identified below be elected to the Board. John C. Corey, the Company’s President and Chief Executive Officer, has an employment agreement with the Company, which provides that, during the term of the agreement, Mr. Corey shall be entitled to be nominated for election to the Board. At our Annual Meeting of Shareholders, the common shares represented by proxies, unless otherwise specified, will be voted for the election of the eight nominees hereinafter named.

The director nominees are identified below. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board expects that proxies will be voted for the election of a substitute nominee designated by the Board. The following information is furnished with respect to each person nominated for election as a director.

The Board of Directors recommends that you vote FOR the following nominees.

Nominees to Serve for a One-Year Term Expiring in 2015

John C. Corey

Mr. Corey, 66, was elected to the Board in 2004. Mr. Corey is the President and Chief Executive Officer of the Company and has served in this role since January 2006. Mr. Corey served as the President and Chief Executive Officer of Safety Components International, a supplier of air bags and components, from October 2000 until January 2006 and Chief Operating Officer from 1999 to 2000.

Since 2004 Mr. Corey has served as a director and Chairman of the Board of Haynes International, Inc., a producer of metal alloys. Mr. Corey serves as Chairman of the Motor and Equipment Manufacturers Association, an organization that represents motor vehicle parts suppliers, and was a past Chairman of the Board of Directors for the Original Equipment Suppliers Association, an organization dedicated to supporting and promoting automotive suppliers.

In addition to his professional experience described above, the Company believes that Mr. Corey should serve as a director because he has successfully guided companies through restructuring initiatives and executed performance and strategy development initiatives throughout his career. Through his leadership and industry experience, from both an operational and financial perspective, he provides valuable insight to the Board and strengthens the Board’s collective qualifications, skills and experience.

Jeffrey P. Draime

Mr. Draime, 47, was elected to the Board in 2005. Since 2005 Mr. Draime has been a self-employed business consultant. Mr. Draime is a partner and the President of AeroMax Aviation Holdings LLC, a charter aircraft corporation. From 1999 to 2011 he was the owner of QSL Columbus/QSL Dayton, a restaurant franchise.

Mr. Draime served in various roles with the Company from 1988 through 2001, including operations, sales, quality control, product costing, and marketing. Since 2012, Mr. Draime has served as a director of Servantage Dixie Sales, Inc., an independent, full service, value added distributor serving consumer products markets. The Company believes that Mr. Draime should serve as a director because he provides an historical as well as an internal perspective of our business to the Board and strengthens the Board’s collective qualifications, skills and experience. Mr. Draime’s father, D.M. Draime, was the founder of Stoneridge.

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Douglas C. Jacobs

Mr. Jacobs, 74, was elected to the Board in 2004. He is the Executive Vice President-Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a

privately held investment advisory company established to manage the assets of a family and family trust. Prior to serving in this position, from 1999 until 2005 Mr. Jacobs held various financial positions with the Cleveland Browns. Mr. Jacobs is a former partner of Arthur Andersen LLP.

Mr. Jacobs has served as a director of Standard Pacific Corporation, a national residential home builder in southern California, since 1998 and serves as Chairman of the Audit Committee and a member of the Compensation, Executive and Nominating and Corporate Governance Committees. Mr. Jacobs is a member of the boards of SureFire, Inc., a manufacturer of high-performance flashlights, weapon-mounted lights and other tactical equipment, and M/G Transport Services LLC, a barge line and inland waterways carrier.

Mr. Jacobs qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting. In addition to his professional and accounting experience described above, the Company believes that Mr. Jacobs should serve as a director because he provides valuable business experience and judgment to the Board, which strengthens the Board’s collective qualifications, skills and experience.

Ira C. Kaplan

Mr. Kaplan, 60, was elected to the Board in 2009. He has served as the Managing Partner of Benesch, Friedlander, Coplan & Aronoff LLP, a national law firm, since January 2008, is a member of the firm’s Executive Committee, and has been a partner with the firm since 1987. Mr. Kaplan focuses his practice on mergers and acquisitions as well as public and private debt and equity financings.

Mr. Kaplan counsels clients in governance and business matters in his role at the law firm. In addition to his legal and management experience described above, the Company believes that Mr. Kaplan should serve as a director because he brings thoughtful analysis, sound judgment and insight to best practices to the Board, in addition to his professional experiences, which strengthens the Board’s collective qualifications, skills and experience.

Kim Korth

Ms. Korth, 59, was elected to the Board in 2006. Since December 2012, Ms. Korth has served as the President and Chief Executive Officer of Dickten Masch Plastics, LLC, a thermoplastics and thermoset manufacturer, and as the President and Chief Executive Officer of TECHNIPLASTM, a privately held group of plastics-focused manufacturing businesses. Prior to that, she served as President, Chief Executive Officer and as a Director of Supreme Corporation, a manufacturer of truck and van bodies, from 2011 to 2012. Ms. Korth is the founder and owner of IRN, Inc., an international automotive consulting firm. She founded the consulting firm in 1983 and is a recognized expert on automotive supplier strategy and issues.

Ms. Korth is a member of the boards of Shape Corporation, a manufacturer of automotive bumper and impact energy management systems, Burke E. Porter Machinery Company, a manufacturer of industrial test systems, and Unique Fabricating LLC, a niche supplier of acoustic parts for the automotive industry.

Ms. Korth has several decades of experience in corporate governance issues, organizational design, and development of strategies for growth and improved financial performance for automotive suppliers. In addition to the knowledge and experience described above, the Company believes that Ms. Korth should serve as a director because she provides insight to industry trends and expectations to the Board, which strengthens the Board’s collective qualifications, skills and experience.

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William M. Lasky

Mr. Lasky, 66, was elected to the Board in 2004. Mr. Lasky served as President and Chief Executive Officer of Accuride Corporation (“Accuride”), a manufacturer and supplier of commercial vehicle components, from 2008 until his retirement in 2011. He has served as the Chairman of the Board of Accuride from 2009 to 2012. On October 8, 2009 Accuride filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. On February 26, 2010, after successfully completing its plan of reorganization, Accuride emerged from Chapter 11 bankruptcy. Mr. Lasky served as President and Chief Executive Officer of JLG Industries, Inc., a diversified construction and industrial equipment manufacturer, from 1999 through 2006 and served as Chairman of the Board from 2001 through 2006.

Since 2011 Mr. Lasky has served as a director of Affinia Group, Inc., a designer, manufacturer and distributor of industrial grade replacement parts and services for automotive and heavy-duty vehicles.

In addition to his professional experience described above, the Company believes that Mr. Lasky should serve as a director because he provides in-depth industry knowledge, business acumen and leadership to the Board, which strengthens the Board’s collective qualifications, skills and experience.

George S. Mayes, Jr.

Mr. Mayes, 55, was elected to the Board in 2012. Mr. Mayes was appointed Executive Vice President and Chief Operating Officer of Diebold, Inc., a provider of integrated self-service delivery and security systems and services, in 2013. Prior to that, he served as Executive Vice President of Operations from 2008, as Senior Vice President, Supply Chain Management from 2006 to 2008, and as Vice President, Global Manufacturing upon joining Diebold, Inc. in 2005.

Mr. Mayes has extensive experience in lean manufacturing and Six Sigma processes and has managed manufacturing facilities in Canada, Mexico, France, Hungary, Brazil, China, Poland, Italy and the United States.

The Company believes that Mr. Mayes should serve as a director because he provides in depth knowledge of manufacturing theories and operations, business acumen and leadership to the Board, which strengthens the Board’s collective qualifications, skills and experience.

Paul J. Schlather

Mr. Schlather, 61, was elected to the Board in 2009. Mr. Schlather was a partner at PricewaterhouseCoopers LLP, serving as co-head to the Private Client Service group from August 2002 until his retirement in 2008. Mr. Schlather currently provides independent business consulting services.

Mr. Schlather qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting. In addition to his professional and accounting experience described above, the Company believes that Mr. Schlather should serve as a director because he provides financial analysis and business acumen to the Board, which strengthens the Board’s collective qualifications, skills and experience.

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PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee of the Board currently expects to appoint Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ending December 31, 2014. For 2013, Ernst & Young was engaged by us to audit our annual financial statements and to perform audit-related and tax services. We expect that representatives of Ernst & Young will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from shareholders.

The Board seeks an indication from our shareholders of their approval or disapproval of the Audit Committee’s anticipated appointment of Ernst & Young as our independent registered public accounting firm for the 2014 fiscal year. The submission of this matter for approval by shareholders is not legally required, however, the Board believes that the submission is an opportunity for the shareholders to provide feedback to the Board on an important issue of corporate governance. If our shareholders do not approve the appointment of Ernst & Young, the appointment of our independent registered public accounting firm will be re-evaluated by the Audit Committee but will not require the Audit Committee to appoint a different accounting firm. If our shareholders do approve the appointment of Ernst & Young, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders. Approval of this proposal requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to be voted on the proposal at our Annual Meeting of Shareholders. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal, however, there should be no broker non-votes on this proposal because brokers should have the discretion to vote uninstructed common shares on this proposal.

The Board of Directors recommends that you vote FOR Proposal Two.

Service Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed by and paid to Ernst & Young by fee category for the fiscal years ended December 31, 2013 and 2012. The Audit Committee has considered the scope and fee arrangements for all services provided by Ernst & Young, taking into account whether the provision of non-audit-related services is compatible with maintaining Ernst & Young’s independence.

	2013	2012
Audit Fees	$1,654,130	$1,454,846
Tax Fees	380,200	463,896
Total Fees	$2,034,330	$1,918,742

Audit Fees. Audit fees include fees associated with the annual audit of our financial statements, the assessment of our internal control over financial reporting as integrated with the annual audit of our financial statements, the quarterly reviews of the financial statements included in our SEC Form 10-Q filings, statutory and regulatory audits and general assistance with the implementation of new regulatory pronouncements.

Tax Fees. Tax fees relate to tax compliance and both domestic and international tax advisory services.

Pre-Approval Policy

The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee also pre-approves particular services on a case-by-case basis. In accordance with this policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman may pre-approve services and then inform the Audit Committee at the next scheduled meeting.

All services provided by Ernst & Young during fiscal year 2013, as noted in the previous table, were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described above.

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Audit Committee Report

 In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility relating to corporate accounting, our reporting practices, and the quality and integrity of the financial reports and other financial information provided by us to any governmental body or to the public. Management is responsible for the financial statements and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for conducting audits and reviews on our audited financial statements in accordance with generally accepted accounting principles and audits of our internal control over financial reporting. The Audit Committee is comprised of five directors, each of whom is “independent” for audit committee purposes under the listing standards of the New York Stock Exchange (“NYSE”).

In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2013, with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also discussed with our independent registered public accounting firm, Ernst & Young, the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communication with the Audit Committee concerning independence. The Audit Committee discussed Ernst & Young’s independence with Ernst & Young. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence. Management has the responsibility for the preparation of our financial statements and Ernst & Young has the responsibility for the examination of those statements.

The Audit Committee discussed with our internal auditor and Ernst & Young the overall scope and plans for their respective audits. The Audit Committee meets with the internal audit director and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of the Company’s financial reporting.

Based on the above-referenced review and discussions with management, the internal audit director and Ernst & Young, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements for fiscal 2013 be included in the Company’s Annual Report on Form 10-K filed with the SEC.

The Audit Committee

Douglas C. Jacobs, Chairman
Ira C. Kaplan
William M. Lasky
George S. Mayes, Jr.
Paul J. Schlather

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PROPOSAL THREE: SAY-ON-PAY

The Company provides our shareholders with the opportunity to cast an annual advisory non-binding vote to approve the compensation of its Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables) (a “say-on-pay proposal”). We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.

At the Company’s 2013 Annual Meeting of Shareholders, 74% of the votes cast supported the Company’s 2013 say-on-pay proposal. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation.

Our goal for the executive compensation program is to attract, motivate, and retain a talented, entrepreneurial and creative team of executives to provide operational and strategic leadership for the Company’s success in competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe that our executive compensation program, which emphasizes performance-based compensation and long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of our shareholders.

Base compensation is aligned to be competitive in the industry in which we operate. Performance-based compensation (cash and equity) represents 60-80% of each executive officer’s target compensation opportunity, with long-term incentives representing the majority of compensation. Targets for incentive compensation are based on financial performance targets and increasing shareholder value. The Compensation Committee retains the services of an independent compensation consultant to advise on competitive compensation and compensation practices.

The Board recommends that shareholders vote FOR the following resolution:

“RESOLVED that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The affirmative vote of a majority of the common shares present or represented by proxy and voting at the annual meeting will constitute approval of this non-binding resolution. If you own common shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your common shares so that your vote can be counted on this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on this proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board of Directors recommends that you vote FOR Proposal Three.

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CORPORATE GOVERNANCE

Corporate Governance Documents and Committee Charters

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and the charters of the Board of Directors’ Audit, Compensation, and Nominating and Corporate Governance committees are posted on our website at www.stoneridge.com. Written copies of these documents are available without charge to any shareholder upon request. Requests should be directed to Investor Relations at our address listed on the Notice of Annual Meeting of Shareholders.

Corporate Ethics Hotline

We established a corporate ethics hotline as part of our Whistleblower Policy and Procedures to allow persons to lodge complaints about accounting, auditing and internal control matters, and to allow an employee to lodge a concern, confidentially and anonymously, about any accounting and auditing matter. Information about lodging such complaints or making such concerns known is contained in our Whistleblower Policy and Procedures, which is posted on our website at www.stoneridge.com.

Director Independence

The NYSE rules require listed companies to have a Board of Directors comprised of at least a majority of independent directors. Under the NYSE rules, a director qualifies as “independent” upon the affirmative determination by the Board of Directors that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has not adopted categorical standards of independence. The Board has determined that the following directors and nominees for election of director are independent:

Jeffrey P. Draime	Kim Korth	George S. Mayes, Jr.
Douglas C. Jacobs	William M. Lasky	Paul J. Schlather
Ira C. Kaplan

The Board of Directors’ Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us. The Audit Committee regularly reviews enterprise-wide risk management, which includes treasury risks (commodity pricing, foreign exchange rates, and credit and debt exposures), financial and accounting risks, legal and compliance risks, and other risk management functions. The Compensation Committee considers risks related to the attraction and retention of talent and related to the design of compensation programs and arrangements. The full Board considers strategic risks and opportunities and regularly receives reports from management on risk and from the committees regarding risk oversight in their areas of responsibility.

Compensation Policies and Risk

Our policies and overall compensation practices for all employees do not create risks that are reasonably likely to have a material adverse affect on the Company. The compensation policies are generally consistent for all of our business units.

In addition, incentives are not designed, and do not create, risks that are reasonably likely to have a material adverse effect on the Company as all incentives reward growth and profitability. Our various incentive programs are based on our consistent growth and continued profitability, relying, for example, on the total return on investment, operating profit and total shareholder return. As such, they do not encourage employees to take risks to the detriment or benefit of our results in order to receive incentive compensation, nor are they reasonably likely to have a material adverse effect on the Company.

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The Board of Directors

In 2013, the Board held eight meetings. Each Board member, except Mr. Mayes, attended at least 75% of the meetings of the Board and of the committees on which he or she serves. Our policy is that directors are to attend the Annual Meeting of Shareholders. All of our current directors attended the 2013 Annual Meeting of Shareholders. Mr. Lasky has been appointed as the lead independent director by the independent directors to preside at the executive sessions of the independent directors. It is the Board’s practice to have the independent directors meet regularly in executive session. All directors, except Mr. Corey, the Company’s President and Chief Executive Officer (“CEO”), are independent.

Leadership of the Board

The Board does not have a formal policy regarding the separation of the roles of CEO and Chairman of the Board as the Board believes it is in the best interest of the Company and our shareholders to make that determination based on the position and direction of the Company and the membership of the Board. At this time, the Board has determined that having an independent director serve as Chairman is in the best interest of the Company and our shareholders. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our President and CEO to devote more time to focus on the strategic direction and management of our day-to-day operations.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. These committees are the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is independent as defined under the listing standards of the NYSE. The table below shows the composition of the Board’s committees:

Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Douglas C. Jacobs	*	Jeffrey P. Draime		Jeffrey P. Draime
Ira C. Kaplan		Douglas C. Jacobs		Ira C. Kaplan
William M. Lasky		Kim Korth	*	Kim Korth
George S. Mayes, Jr.		William M. Lasky		William M. Lasky	*
Paul J. Schlather
__________________________
* Committee Chairperson

Audit Committee.

This committee held eight meetings in 2013. Information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report,” included in this Proxy Statement. The Board has determined that each Audit Committee member is financially literate under the listing standards of the NYSE. The Board also determined that Mr. Jacobs and Mr. Schlather each qualify as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. In addition, under the Sarbanes-Oxley Act of 2002 and the NYSE rules mandated by the SEC, members of the audit committee must have no affiliation with the issuer, other than their Board seat, and receive no compensation in any capacity other than as a director or committee member. Each member of the Audit Committee meets this additional independence standard applicable to audit committee members of NYSE listed companies.

Compensation Committee.

This committee held four meetings in 2013. Each member of our Compensation Committee meets the independence requirements of the NYSE, including the enhanced independence requirements applicable to Compensation Committee members under NYSE rules effective July 1, 2013, is a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934 and is an outside director under Section 162(m) of the Internal Revenue Code. The Compensation Committee is responsible for establishing and reviewing our compensation philosophy and programs with respect to our executive officers; approving executive officer compensation and benefits; recommending to the Board the approval, amendment and termination of incentive compensation and equity-based plans; and certain other compensation matters, including director compensation. Recommendations regarding compensation of other officers are made to the Compensation Committee by our CEO. The Compensation Committee can exercise its discretion in modifying any amount presented by our CEO. The Compensation Committee regularly reviews the total compensation obligations to each of our executive officers. During 2013, the Compensation Committee retained Total Rewards Strategies LLC to provide compensation related consulting services. Specifically, the compensation consultant provided relevant market data, current trends in executive and director compensation and advice on program design. In accordance with its charter, the Compensation Committee may delegate power and authority as it deems appropriate for any purpose to a subcommittee of not fewer than two members.

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Nominating and Corporate Governance Committee.

This committee held two meetings in 2013. The purpose of the Nominating and Corporate Governance Committee is to evaluate the qualifications of director nominees, to recommend candidates for election as directors, to make recommendations concerning the size and composition of the Board, to develop and implement our corporate governance policies and to assess the effectiveness of the Board.

Nominations and Nomination Process

It is the policy of the Nominating and Corporate Governance Committee to consider individuals recommended by shareholders for membership on the Board. If a shareholder desires to recommend an individual for membership on the Board, then that shareholder must provide a written notice (the “Recommendation Notice”) to the Secretary of the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484, on or before January 15 for consideration by the committee for that year’s election of directors at the Annual Meeting of Shareholders.

In order for a recommendation to be considered by the Nominating and Corporate Governance Committee, the Recommendation Notice must contain, at a minimum, the following:

•	the name and address, as they appear on the Company’s books, and telephone number of the shareholder making the recommendation, including information on the number of common shares owned and date(s) acquired, and if such person is not a shareholder of record or if such common shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity;
•	the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience, and qualifications of that individual;
•	a written acknowledgment by the individual being recommended that he or she has consented to the recommendation and consents to the Company undertaking an investigation into that individual’s background, experience, and qualifications in the event that the Nominating and Corporate Governance Committee desires to do so;
•	any information not already provided about the person’s background, experience and qualifications necessary for us to prepare the disclosure required to be included in our proxy statement about the individual being recommended;
•	the disclosure of any relationship of the individual being recommended with us or any of our subsidiaries or affiliates, whether direct or indirect; and
•	the disclosure of any relation of the individual being recommended with the shareholder, whether direct or indirect, and, if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such shareholder).

The Nominating and Corporate Governance Committee determines, and periodically reviews with the Board, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers the directors’ qualifications and independence, as well as diversity, age, skill, and experience in the context of the needs of the Board. Directors should share our values and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so. The Nominating and Corporate Governance Committee does not have a formal policy specifically focusing on the consideration of diversity; however, diversity is one of the factors that the Nominating and Corporate Governance Committee considers when identifying candidates and making its recommendations to the Board. In addition to the foregoing considerations, generally with respect to nominees recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate such recommended nominees considering the additional information regarding them contained in the Recommendation Notices. When seeking candidates for the Board, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management and third-party search firms. Ultimately, the Nominating and Corporate Governance Committee will recommend to the Board prospective nominees who the Nominating and Corporate Governance Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of our shareholders.

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The Nominating and Corporate Governance Committee recommended to the Board each of the nominees identified in "Election of Directors" starting on page 5 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Board’s Compensation Committee served as an officer at any time or as an employee during 2013. Additionally, no Compensation Committee interlocks existed during 2013.

Communications with the Board of Directors

The Board believes that it is important for interested parties to have the ability to send communications to the Board. Persons who wish to communicate with the Board may do so by sending a letter to the Secretary of the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484. The envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors (such as the lead independent director or non-management directors as a group). The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The directors are not spokespeople for the Company and responses or replies to any communication should not be expected.

Transactions with Related Persons

There were no reportable transactions involving related persons in 2013.

Review and Approval of Transactions with Related Persons

The Board has adopted a written statement of policy with respect to related party transactions. Under the policy, a related party transaction is a transaction required to be disclosed pursuant to Item 404 of Regulation S-K or any other similar transaction involving the Company or the Company’s subsidiaries and any Company employee, officer, director, 5% shareholder or an immediate family member of any of the foregoing if the dollar amount of the transaction or series of transactions exceeds $25,000. A related party transaction will not be prohibited merely because it is required to be disclosed or because it involves related parties. Pursuant to the policy, such transactions are presented to the Nominating and Corporate Governance Committee for evaluation and approval by the committee, or if the committee elects, by the full Board. If the transaction is determined to involve a related party, the Nominating and Corporate Governance Committee will either approve or disapprove the proposed transaction. Under the policy, in order to be approved, the proposed transaction must be on terms that are fair to the Company and are comparable to market rates, where applicable.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2013 Overview

During 2013, the actions of the Compensation Committee (the “Committee”) and our pay-for-performance philosophy functioned such that compensation actually earned by our executives was aligned with our financial performance. Highlights from our 2013 performance are as follows:

•	Net sales increased modestly from the prior year, which was below our expectations, due to weakness in the commercial vehicle market, market share loss of a significant customer and an unfavorable foreign currency devaluation;

•	Operating income for 2013 was significantly improved over the prior year; however, due to higher labor costs incurred in response to customer forecasted sales which did not transpire, premium freight, and weakness in the Brazilian economy, 2013 operating income was below our expectations;

•	Our Control Devices and Electronics segments posted strong results due to higher sales, a favorable change in mix of products and, for Control Devices, lower component costs;

•	Our PST segment faced weakness in the Brazilian economy and was impacted by an unfavorable change in foreign currency translation;

•	Our Wiring segment continued to face inefficiencies due to significant variability in our customers’ demand schedules which resulted in increased labor costs and premium freight;

•	Cash flows from operating activities was $43.7 million which was lower than the prior year and our expectations due to higher working capital levels; and

•	We increased our cash and cash equivalents balance to $62.8 million at 12/31/2013 from $44.6 million at 12/31/12 and had no borrowings outstanding on our credit facility at year end.

As a result:

•	Achievement under the annual incentive award was limited to the consolidated excluding PST free cash flow metric, as actual performance did not meet expectations for the year. As a result, Mr. Corey and Mr. Strickler did not receive a payout under the AIP. Additionally, at the Committee’s discretion, Mr. Adante did not receive a payout due to the underperformance of our Wiring segment. See “Annual Incentive Awards” below; and

•	Our 2013 earnings per share did not meet or exceed the long-term incentive plan established threshold for 2013, therefore, no amounts were earned for the 2013 performance period of the long-term incentive awards granted in 2011, 2012 or 2013. These awards typically have a three year vesting period with annual performance targets. See “Long-Term Incentive Awards” below.

Compensation Philosophy and Objectives

Our Company’s compensation programs for executive officers are designed to attract, retain, motivate, and reward talented executives who advance our strategic, operational and financial objectives and thereby enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:

•	attract and retain talented executive officers by providing a compensation package that is competitive with that offered by similarly situated companies;

•	create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals; and

•	align total compensation with the objectives and strategies of our business and shareholders.

We have a commitment to formulate the components of our compensation program under a pay-for-performance philosophy. A substantial portion of our executive officers’ annual and long-term compensation is tied to quantifiable measures of the Company’s financial performance and therefore will not be earned if targeted performance is not achieved, as demonstrated in the 2013 Overview, above.

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We established the various components of our 2013 compensation payments and awards to meet our objectives as follows:

Objective Addressed
Type of Compensation	Competitive Compensation	Performance Objective	Retention

Base salary	✓
Annual incentive plan awards	✓	✓
Equity-based awards	✓	✓	✓
Benefits and perquisites	✓

Mix of Compensation

Our executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value. A large part of our executive officers’ annual and long-term compensation is at-risk. The portion of compensation at-risk increases with the executive officer’s position level. This provides more upside potential and downside risk for more senior positions because these roles have greater influence on our performance as a whole.

Total Target Compensation

Total target compensation is the value of the compensation package that is intended to be delivered if performance goals are met. Actual compensation depends on the annual and long-term incentive compensation payout levels based upon the applicable performance achievement and, for long-term awards, the price of our common shares. The following charts show the weighting of each element of total target compensation for the CEO and the other Named Executive Officers (“NEO”). These charts demonstrate our pay-for-performance philosophy, as annual and long-term incentive compensation comprises the majority of total target compensation.

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Determination of Compensation

Based on the foregoing objectives, we have structured our executive officers’ compensation to provide competitive compensation to attract and retain executive officers, to motivate them to achieve our strategic goals and to reward the executive officers for achieving such goals. The Committee historically retains an independent compensation consultant to assist the Committee. For 2013, the Committee retained Total Rewards Strategies LLC (“TRS”) to assist the Committee with the following: keeping it appraised about relevant trends and technical developments during its meetings; providing consulting advice regarding long-term incentive and change in control arrangements; providing peer group analysis; and providing market data for the CEO position and other executive officers. Additionally, recommendations and evaluations from the CEO are considered by the Committee when setting the compensation of the other executive officers.

Our executive officers are eligible to receive two forms of annual cash compensation – base salary and an annual incentive award – which together constitute an executive officer’s total annual cash compensation. Please note that “total annual cash compensation,” as discussed in this Compensation Discussion and Analysis, differs from the “Total Compensation” column of the Summary Compensation Table on page 23, which includes long-term incentive, perquisites and other forms of compensation valued on a basis consistent with financial statement reporting requirements. The levels of base salary and the annual incentive award for our executive officers are established annually under a program intended to maintain parity with the competitive market for executive officers in comparable positions. Our executive compensation levels are designed to be generally aligned with the 50th - 75th percentile of competitive market levels (using our peer group) for each position.

There is no pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews competitive market compensation information provided by our compensation consultant and considers the Company’s historical compensation practices in determining the appropriate level and mix of incentive compensation for each executive position.

Compensation Benchmarking and Comparator Group

The comparator group is comprised of some of our direct competitors and a broader group of companies in the electronic and motor vehicle parts manufacturing industries that the Committee believes is representative of the labor market from which we recruit executive talent. Factors used to select the comparator group of companies include industry segment, revenue, profitability, number of employees and market capitalization. The Committee reviews and approves the comparator group annually. The companies in the comparator group used in 2013 executive compensation decisions were:

Accuride	Drew Industries	Modine Manufacturing
Altra Holdings	Encore Wire	Richardson Electronics
American Axle	EnPro Industries	Spartan Motors
AMETEK	Esterline Technologies	Standard Motor Products
AVX	Gentex	Superior Industries International
CIRCOR International	Graco	Tennant
Commercial Vehicle Group	Kaydon	Titan International
CTS	KEMET	Trimas
Dana	Littelfuse	Wabash National
Dorman Products	Meritor

In 2012, the median sales revenue for the comparator group was $949 million while our revenue was $939 million.

TRS provides the Committee with the 50th and 75th percentiles of the comparator group for base salary, cash bonus, long-term incentives and total overall compensation. The Committee uses as a primary reference point the 50th percentile when determining base salary and annual incentive targets and the 75th percentile when determining long-term incentive targets; each element of pay is adjusted to reflect competitive market conditions. The goal of the executive compensation program is to provide overall compensation between the 50th and 75th percentiles of pay practices of the comparator group of companies. Actual target pay for an individual may be more or less than the referenced percentiles based on the Committee’s evaluation of the individual’s performance and potential. Consistent with the Committee’s philosophy of pay-for-performance, incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels if overall financial goals are not achieved.

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Consideration of Shareholder Advisory Vote on Executive Compensation

At our 2013 Annual Meeting of Shareholders, our shareholders approved our compensation advisory resolution with 74% of the votes cast approving the 2012 executive compensation described in our 2013 Proxy Statement. The Committee believes the shareholders vote affirms the Company’s approach to executive compensation and decided not to materially alter our compensation policies and programs for 2013.

Elements of Compensation

The elements of compensation of our executive officers for 2013 were the following:

•	Base salary;
•	Annual cash incentive award;
•	Long-term equity-based incentive awards; and
•	Benefits and perquisites.

Although all executive officers are eligible to participate in the same compensation and benefit programs, only Mr. Corey has compensation that is governed by an employment agreement. The terms of Mr. Corey’s employment agreement are described under “Employment Agreements.”

Base Salaries

We use base salary as the foundation of our compensation program for our executive officers. The annual cash incentive compensation awards and long-term incentive awards are based on a percentage of base compensation. The base salary is set at competitive market levels to attract and retain our executive officers. Base salary levels for our executive officers are set on the basis of the executive’s responsibilities, the current general industry and competitive market data, as discussed above. In each case, due consideration is given to personal factors, such as the individual’s experience, competencies, performance and contributions, and to external factors, such as salaries paid to similarly situated executive officers by like-sized companies. The Committee considers the evaluation and recommendation of the CEO in determining the base salary of the other executive officers. The Committee generally approves all executive officer base salaries at its December meeting, which become effective January 1 of the following year. Executive officers base salaries remain fixed throughout the year unless a promotion or other change in responsibilities occurs. The “Salary” column of the Summary Compensation Table lists the NEO’s base salary for 2013.

Annual Incentive Awards

Our executive officers participate in our Annual Incentive Plan (“AIP”) which provides for annual cash payments based on the achievement of specific financial goals. As described above, the Company believes that a substantial portion of each executive’s overall compensation should be tied to quantifiable measures of financial performance. In February 2013, the Committee approved the Company’s 2013 AIP targets and metrics. The AIP targets are expressed as a percentage of the executive officer’s base salary.

For 2013, the structure of our AIP included both consolidated financial performance metrics and, where appropriate, divisional or functional focused metrics to incentivize specific performance. The financial performance elements, weighting, target metrics, and achievement for our NEOs are summarized as follows:

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	Weight	Target Metric	Achievement
For Mr. Corey & Mr. Strickler:
Consolidated Metrics including PST:
Operating profit	60%	$50.1 million	0%
Free cash flow	40%	$26.1 million	0%

For Mr. Adante & Mr. Beaver:
Consolidated Metrics excluding PST:
Operating profit	60%	$41.6 million	0%
Free cash flow	40%	$20.2 million	102%

For Mr. Sloan:
Consolidated Metrics excluding PST:
Operating profit	18%	$41.6 million	0%
Free cash flow	12%	$20.2 million	102%
Divisional Metrics:
Operating income	42%	$31.7 million	103%
Free cash flow	28%	$19.0 million	133%

The consolidated and divisional financial performance target metrics were based on our 2013 business plan and were intended to be aggressive but achievable based on industry conditions known at the time they were established. Under the 2013 AIP, the minimum level for achievement for the consolidated and divisional financial metrics was based on 80% of target while the maximum level was based on 130% of target. The following table provides the 2013 AIP target as a percent of base salary, as a dollar amount and the dollar achievement for our NEOs:

	Target Percent of Base Salary	Target	Achieved

John C. Corey	95%	$665,000	$-
George E. Strickler	70%	250,250	-
Thomas A. Beaver	50%	150,000	61,200
Richard P. Adante	50%	118,125	-
Michael D. Sloan	55%	133,870	124,151

For each performance metric, specific levels of achievement for minimum, target, and maximum were set as described above. At target, 100% payout is achieved for each element of the plan; at maximum, 200% payout is achieved; and at minimum, 50% payout is achieved. Below the minimum target, no incentive compensation is earned. The AIP prorates incentive compensation earned between the minimum and maximum levels. At its discretion due to the underperformance of our Wiring segment, the Compensation Committee determined that no AIP would be paid to Mr. Adante. The payment of compensation under the 2013 plan was subject to our overall performance and is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Incentive Awards

Under our Long-Term Incentive Plan (“LTIP”), all executive officers may be granted share options, restricted common shares and other equity-based awards. Under our Long-Term Cash Incentive Plan (“LTCIP”), all executive officers may be granted awards payable in cash. We believe that long-term incentive awards are a valuable motivation and retention tool and provide a long-term performance incentive to management. The long-term awards are calculated based on the fair value of the shares, shares equivalent or cash at the time of grant. In 2013, all long-term awards were granted under the LTIP.

The percentages are typically representative of the competitive market data obtained during the annual compensation review process described above. For 2013, the Committee reaffirmed that in order to remain competitive in the overall compensation packages, the long-term incentive awards should approximate the 75th percentile of comparative market data. The expected awards are subject to adjustment based on differences in the scope of the executive officer’s responsibilities, performance and ability.

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Long-term equity-based incentives are an important tool for retaining executive talent. For 2013, we granted to our executive officers time-based restricted common shares under the LTIP equal to the equivalent of 60% of the fair value calculation based on the 75th percentile of comparative market data. If the executive officer remains an employee at the end of the three year vesting period, the time-based restricted common shares will vest and no longer be subject to forfeiture on that date. The grant date fair value of the time-based restricted common shares is included in the “Stock Awards” column of the Summary Compensation Table. The time-based restricted common shares awarded in 2013 are included in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table.

Long-term equity-based incentives are also key to linking our executive officers’ overall compensation to shareholder return. For 2013, we granted performance-based restricted common share awards under the LTIP to our executive officers targeting approximately 20% of the long-term incentive fair value calculation based on the 75th percentile of comparative market data. The awards are subject to forfeiture based on our total shareholder return (“TSR”) over a three year period, when compared to TSR for a Peer Group of companies over the same period. If our TSR is equal to the 50th percentile of the Peer Group TSR performance, the target number of common shares will vest and no longer be subject to forfeiture. If our TSR is less than the 25th percentile (minimum) of the Peer Group TSR performance, all common shares will be forfeited and if our TSR is equal to the 75th percentile (maximum) or greater of the Peer Group TSR performance, all common shares will vest and no longer be subject to forfeiture. Provided the executive officer remains employed, and depending on TSR performance, the number of common shares no longer subject to forfeiture prorates between the 25th and 75th percentile. The 2013 Peer Group for TSR is comprised of a subset of companies from the executive compensation comparator group and is comprised of the following companies:

Accuride	Esterline Technologies	Modine Manufacturing
American Axle & Manufacturing	Gentex	Standard Motor Products
Commercial Vehicle Group	Graco	Superior Industries International
CTS	Littelfuse	Titan International
EnPro Industries	Meritor, Inc.

In 2013 we also granted performance-based awards under our LTCIP to our executive officers targeting approximately 20% of the long-term incentive fair value calculation based on the 75th percentile of comparative market data. The awards are payable in cash equivalent to the number of shares earned at the fair market value of our common shares on the date of vesting (“Phantom Shares”). The awards are subject to forfeiture based on our actual annual earnings per share (“EPS”) over three annual performance periods, when compared to minimum, target and maximum annual EPS amounts over the same period. For the 2013 grants, the annual performance period target EPS was or will be set using our Board approved annual budget at the first regular meeting of each year in the performance period. Minimum EPS is generally established at 70% of target and maximum EPS is generally established at 130% of target for each annual performance period. The annual EPS metric for the 2013 performance period was established at a target of $0.94. The metrics are intended to be aggressive but achievable based on industry conditions known at the time they are established. Provided the executive officer remains employed, and depending on annual EPS performance, the number of Phantom Shares no longer subject to forfeiture prorates between minimum and maximum amounts. Actual EPS performance below the minimum level results in no earned Phantom Shares for the annual performance period. For the 2013 annual performance period, achievement was below the minimum level. The performance-based restricted common shares and Phantom Shares awarded in 2013 are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table.

The Committee’s practice has been to approve the long-term incentive awards at the first regular meeting of the calendar year. Awards in 2013 were granted at the February 2013 meeting, the first regularly scheduled meeting. As a general practice, awards under the long-term incentive plans are approved once a year unless a situation arises whereby a compensation package is approved for a newly hired or promoted executive officer and equity-based compensation is a component.

Perquisites

We provide executive officers with perquisites we and the Committee believe are reasonable and consistent with its overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to executive officers.

Perquisites that are provided to executive officers are different by individual and could include an auto allowance, fully paid premiums for healthcare coverage, and country club dues. The incremental costs of the perquisites listed above for the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table.

20

Employment Agreements

In 2006, we entered into a negotiated employment agreement with Mr. Corey that provided for a minimum base salary of $525,000, participation in the annual incentive plan at a minimum target of 70% of base salary; a monthly car allowance; reimbursement of country club dues and a one-time initiation fee; reimbursement of Mr. Corey’s premium on his life insurance policy; participation in the Company’s customary benefit plans and reimbursement of out-of-pocket healthcare expenses not to exceed $5,000 per covered family member on an annual basis. In addition, if Mr. Corey is terminated by the Company without cause, the Company will be obligated to provide as severance the same compensation and benefits described below under “Potential Change in Control and Other Post-Employment Payments.”

The Company has not entered into an employment agreement with any other NEO.

Severance Plan

We adopted the Officers’ and Key Employees’ Severance Plan (the “Severance Plan”) in October 2009. The NEOs covered under the Severance Plan include Mr. Strickler, Mr. Beaver, Mr. Sloan and Mr. Adante. If a covered executive is terminated by us without cause, we will be obligated under the Severance Plan to pay the executive’s salary for 12 months (18 months in the case of the Chief Financial Officer, Mr. Strickler) and continue health and welfare benefits coverage over the same period of time. Mr. Corey’s severance protection is provided in his employment agreement as described below under “Potential Change in Control and Other Post-Employment Payments.”

Termination and Change in Control Payments

We have entered into change in control agreements with Mr. Corey, Mr. Strickler, Mr. Beaver, Mr. Sloan, Mr. Adante and certain other senior management employees. These agreements are designed to promote stability and continuity of senior management, both of which are in the best interest of Stoneridge and our shareholders. Our termination and change in control provisions for the NEOs are summarized below under “Potential Change in Control and Other Post-Employment Payments.”

Tax Deductibility of Compensation

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million that is paid to a company’s CEO and the other NEOs. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The Committee believes that it is generally in our best interest to attempt to structure performance-based compensation, including performance share award grants and annual incentive awards, to NEOs whose compensation may be subject to Section 162(m) of the Code in a manner that satisfies the statute’s requirements. Currently, all performance-based compensation is designed to be deductible under Section 162(m) of the Code; however, in the future, the Committee may determine that it is appropriate to pay performance-based compensation, which is not deductible.

Accounting Treatment of Compensation

As one of many factors, the Committee considers the financial impact in determining the amount of and allocation of the different pay elements, including FASB ASC Topic 718 Stock Compensation.

21

Share Ownership Guidelines

In February 2013, the Committee approved share ownership guidelines for our executive officers to enhance the linkage between the interests of our executive officers and those of our shareholders. These guidelines provide that the CEO, CFO and other executive officers must retain Company common shares equal in market value to five, four and three times, respectively, of their annual base salaries. The executive officers have a five year accumulation period from implementation, hire, or promotion to achieve compliance and are restricted from selling any common shares earned under a Company equity-based compensation plan until their ownership guideline has been reached.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Kim Korth, Chairwoman
Jeffrey P. Draime
Douglas C. Jacobs
William M. Lasky

22

Summary Compensation Table

The following table provides information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer, and our three most highly compensated executive officers for 2013.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

John C. Corey	2013	$700,000	$2,119,624	$-	$114,247	$2,933,871
President & Chief Executive	2012	700,000	1,615,216	156,757	90,164	2,562,137
Officer	2011	700,000	2,088,904	-	74,949	2,863,853

George E. Strickler	2013	357,500	663,366	-	37,710	1,058,576
Executive Vice President,	2012	357,500	497,982	57,820	32,260	945,562
Chief Financial Officer & Treasurer	2011	357,500	774,916	-	31,801	1,164,217

Thomas A. Beaver	2013	300,000	402,490	61,200	29,299	792,989
Vice President & President	2012	287,000	359,094	111,094	27,287	784,475
of Global Sales	2011	287,000	343,764	77,490	25,314	733,568

Michael D. Sloan	2013	243,400	285,660	124,151	9,210	662,421
Vice President & President	2012	234,000	257,200	20,378	11,469	523,047
of the Control Devices Division	2011	234,000	277,959	-	10,219	522,178

Richard P. Adante(4)	2013	236,250	412,012	-	13,589	661,851
Vice President of Operations	2012	225,000	334,360	41,176	8,909	609,445
	2011	140,788	-	-	2,655	143,443

(1)	The amounts included in the “Stock Awards” column represent the grant date fair value of restricted common share and phantom share awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Notes 7 and 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. In 2013 time-based restricted common share and performance-based restricted common and phantom share awards were granted to our NEOs. The performance-based awards were expected to vest and no longer be subject to forfeiture at the target level when granted. Please see the “Grants of Plan-Based Awards for 2013” table for more information regarding the restricted common share and phantom share awards granted in 2013.
(2)	The amount shown for each NEO in the “Non-Equity Incentive Plan Compensation” column is attributable to an annual incentive award earned under the AIP in the fiscal year listed.
(3)	The amounts shown for 2013 in the “All Other Compensation” column are comprised of the following:

	Auto Allowance	401(k) Match	Group Term Life Insurance	Club Dues	Health Insurance Premium	Life Insurance Including Gross-up	Healthcare Costs Including Gross-up	Relocation Including Gross-up	Total
Mr. Corey	$14,400	$7,650	$14,478	$-	$2,120	$22,436	$13,617	$39,546	$114,247
Mr. Strickler	9,000	7,650	10,135	5,000	5,925	-	-	-	37,710
Mr. Beaver	14,400	7,650	4,356	-	2,893	-	-	-	29,299
Mr. Sloan	-	5,458	1,632	-	2,120	-	-	-	9,210
Mr. Adante	-	7,142	6,447	-	-	-	-	-	13,589

(4)	Mr. Adante joined our Company in May 2011. His annual salary for 2011 was $225,000.

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Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (3)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units(#)(4)	Awards ($)(5)

John C. Corey		$332,500	$665,000	$1,330,000
	2/4/13				33,400	66,800	100,200	200,300	$1,713,480
	2/4/13				33,400	66,800	100,200		406,144

George E. Strickler		125,125	250,250	500,500
	2/4/13				10,450	20,900	31,350	62,700	536,294
	2/4/13				10,450	20,900	31,350		127,072

Thomas A. Beaver		75,000	150,000	300,000
	2/4/13				6,350	12,700	19,050	38,000	325,274
	2/4/13				6,350	12,700	19,050		77,216

Michael D. Sloan		66,935	133,870	267,740
	2/4/13				4,500	9,000	13,500	27,000	230,940
	2/4/13				4,500	9,000	13,500		54,720

Richard P. Adante		59,063	118,125	236,250
	2/4/13				6,500	13,000	19,500	38,900	332,972
	2/4/13				6,500	13,000	19,500		79,040

___________________

(1)	The amounts shown reflect awards granted under our 2013 AIP. In February 2013, the Compensation Committee approved the 2013 target AIP awards expressed as a percentage of the executive officer’s 2013 approved base salary, and Company performance measures for the purpose of determining the amount paid out under the AIP for each executive officer for the year ended December 31, 2013. Please see “Compensation Discussion and Analysis – Annual Incentive Awards” for more information regarding the Company’s 2013 awards and performance measures.

(2)	The amounts shown reflect grants of performance-based restricted common shares made under our LTIP on February 4, 2013 for all NEOs. The amount of these shares that vest and are no longer subject to forfeiture will be determined on February 4, 2016 (assuming the grantee is still employed on that date) based on our total shareholder return compared to that of a defined peer group.
(3)	The amounts shown reflect grants of performance-based phantom shares made under our LTCIP on February 4, 2013 for all NEOs. The amount of these shares that vest and are no longer subject to forfeiture will be determined on February 4, 2016 (assuming the grantee is still employed on that date) based on our EPS performance.
(4)	The amounts shown reflect grants of time-based restricted common shares under our LTIP. These shares were granted on February 4, 2103 for all NEOs and will vest and no longer be subject to forfeiture on February 4, 2016 (assuming the grantee is still employed on that date).
(5)	The amounts included in “Fair Value of Awards” column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Notes 7 and 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
24

Outstanding Equity Awards at Year-End

	Option Awards			Stock Awards
							Equity
							Incentive		Equity
							Plan		Incentive
							Awards:		Plan Awards:
							Number of		Market or
				Number		Market	Unearned		Payout Value
	Number of			of Shares		Value of	Shares,		of Unearned
	Securities			or Units		Shares or	Units		Shares, Units
	Underlying			of Stock		Units of	or Other		or Other
	Unexercised	Option	Option	That		Stock That	Rights That		Rights That
	Options	Exercise	Expiration	Have Not		Have Not	Have Not		Have Not
Name	Exercisable (#)	Price ($)	Date	Vested (#)		Vested ($)(1)	Vested (#)		Vested ($)(1)

John C. Corey	10,000	$15.725	5/10/2014	74,400	(2)	$948,600	74,400	(5)	$948,600
				94,200	(3)	1,201,050	94,200	(6)	1,201,050
				200,300	(4)	2,553,825	100,200	(7)	1,277,550
							100,200	(8)	1,277,550

George E. Strickler	-	-	-	27,600	(2)	351,900	27,600	(5)	351,900
				29,000	(3)	369,750	29,100	(6)	371,025
				62,700	(4)	799,425	31,350	(7)	399,713
							31,350	(8)	399,713

Thomas A. Beaver	-	-	-	12,200	(2)	155,550	12,300	(5)	156,825
				20,900	(3)	266,475	21,000	(6)	267,750
				38,000	(4)	484,500	19,050	(7)	242,888
							19,050	(8)	242,888

Michael D. Sloan	-	-	-	9,900	(2)	126,225	9,900	(5)	126,225
				15,000	(3)	191,250	15,000	(6)	191,250
				27,000	(4)	344,250	13,500	(7)	172,125
							13,500	(8)	172,125

Richard P. Adante	-	-	-	19,500	(3)	248,625	19,500	(6)	248,625
				38,900	(4)	495,975	19,500	(7)	248,625
							19,500	(8)	248,625

___________________

(1)	Based on the closing price of our common shares on December 31, 2013 ($12.75), as reported on the NYSE.
(2)	These time-based restricted common shares vested on February 14, 2014.
(3)	These time-based restricted common shares vest on February 10, 2015.
(4)	These time-based restricted common shares vest on February 4, 2016.
(5)	These performance-based restricted common shares were scheduled to vest on February 14, 2014 subject to achievement of specified financial performance metrics; no achievement was attained for the 50% attributable to the TSR metric and for the 50% attributable to the EPS metric with annual performance periods, maximum achievement was attained for the first of the three performance periods and no achievement was attained for the second and third performance periods.
(6)	These performance-based restricted common shares are scheduled to vest on February 10, 2015 subject to achievement of specified financial performance metrics.
(7)	These performance-based restricted common shares are scheduled to vest on February 4, 2016 subject to achievement of specified financial performance metrics.
(8)	These performance-based phantom shares are scheduled to vest on February 4, 2016 subject to achievement of specified financial performance metrics.

25

Option Exercises and Stock Vested

	Stock Awards(1)
	Number of Shares	Value Realized
Name	Acquired on Vesting (#)	on Vesting ($)

John C. Corey	121,600	$784,928
George E. Strickler	40,600	262,073
Thomas A. Beaver	22,400	144,592
Michael D. Sloan	15,600	100,698
Richard P. Adante	-	-

___________________

(1)	The number of shares includes time-based restricted common shares from the 2010 restricted share grant that vested and were no longer subject to forfeiture on February 14, 2013. The value realized on vesting was based on the average of the high and low market values as recorded on the date of vesting, February 14, 2013.

Potential Change in Control and Other Post-Employment Payments

In December 2011, we entered into a 2011 Amended and Restated Change in Control Agreement (the “CIC Agreement”), eliminating the excise tax gross-up payment, with certain NEOs and certain other senior management employees. Our change in control agreements were designed to provide for continuity of management in the event of change in control of the Company. We think it is important for our executives to be able to react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe our arrangements are consistent with market practice. For our NEOs covered under a CIC Agreement we set the level of benefits, as described below, to remain competitive with our select peer group. All payments under the CIC Agreement are conditioned on a non-compete, non-solicitation and non-disparagement agreement. The CIC Agreements replaced and superseded change in control agreements we previously entered into with these employees.

We believe that the CIC Agreements should compensate executives displaced by a change in control and not serve as an incentive to increase personal wealth. Therefore, our CIC Agreements are “double trigger” arrangements. In order for the executives to receive the payments and benefits set forth in the agreement, both of the following must occur:

•	a change in control of the Company; and

•	a triggering event:

•	the Company separates NEO from service, other than in the case of a termination for cause, within two years of the change in control; or

•	NEO separates from service for good reason (defined as material reduction in NEO’s title, responsibilities, power or authority, or assignment of duties that are materially inconsistent to previous duties, or material reduction in NEO’s compensation and benefits, or require NEO to work from any location more than 100 miles from previous location) within two years of the change in control.

If the events listed above occur and the executive delivers a release to the Company, we will be obligated to provide the following to our CEO and CFO:

•	three times the greater of the CEO or CFO’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;

•	three times the greater of the CEO or CFO’s maximum annual incentive compensation he would have been entitled to at the time of a triggering event or at the occurrence of a change in control, in each case based upon the assumption that personal and company targets or performance goals were achieved in that year at the maximum level;

•	an amount equal to the pro rata amount of annual incentive compensation the CEO or CFO would have been entitled to at the time of a triggering event calculated based on the performance goals that were achieved in the year in which the triggering event occurred; and

26

•	continued life and health insurance benefits for twenty-four months following termination.

If the events listed above occur and the executive delivers a release to the Company, we will be obligated to provide the following to Mr. Beaver, Mr. Sloan and Mr. Adante:

•	two times the greater of the NEO’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;

•	two times the greater of the NEO’s average annual incentive award over the last three completed fiscal years or the last five completed fiscal years;

•	an amount equal to the pro rata amount of annual incentive compensation the NEO would have been entitled to at the time of a triggering event calculated based on the performance goals that were achieved in the year in which the triggering event occurred; and

•	continued life and health insurance benefits for twenty-four months following termination.

Upon a change in control as defined in our LTIP, the restricted common shares included on the “Outstanding Equity Awards at Year-End” table that are not performance-based vest and are no longer subject to forfeiture; the performance-based restricted common shares and phantom shares included on the “Outstanding Equity Awards at Year End” table vest and are no longer subject to forfeiture based on target achievement levels.

In October 2009, we adopted the Officers’ and Key Employees’ Severance Plan (the “Severance Plan”). The NEOs covered under the Severance Plan include Mr. Strickler, Mr. Beaver, Mr. Sloan and Mr. Adante. If we terminate a covered executive without cause, we will be obligated under the Severance Plan to pay the executive’s salary for 12 months (18 months in the case of the Chief Financial Officer, Mr. Strickler) and continue health and welfare benefits coverage over the same period of time. Mr. Corey’s severance protection is provided in his employment agreement as described above.

No severance is payable if the NEO’s employment is terminated for “cause,” if they resign, or upon death.

27

Value of Payment Presuming Hypothetical December 31, 2013 Termination Date

Upon resignation, no payments are due to any NEO in the table below. Assuming the events described in the table below occurred on December 31, 2013, each NEO would be eligible for the following payments and benefits:

			Change in
			Control and
			NEO Resigns
		Non-	for Good
		Termination	Reason or is
	Termination	Change in	Terminated
	Without Cause	Control	Without Cause	Disability	Death
John C. Corey
Base Salary	$1,400,000	$-	$2,100,000	$175,000	$-
Annual Incentive Award	-	-	3,990,000	-	-
Unvested and Accelerated Restricted Common Shares	2,440,057	4,703,475	4,703,475	2,440,057	2,440,057
Unvested and Accelerated Performance Restricted Common and Phantom Shares	1,626,952	3,136,500	3,136,500	1,073,717	1,073,717
Health & Welfare Benefits	66,835	-	66,835	-	-
Total	$5,533,844	$7,839,975	$13,996,810	$3,688,774	$3,513,774

George E. Strickler
Base Salary	$536,250	$-	$1,072,500	$-	$-
Annual Incentive Award	-	-	1,501,500	-	-
Unvested and Accelerated Restricted Common Shares	812,596	1,521,075	1,521,075	812,596	812,596
Unvested and Accelerated Performance Restricted Common and Phantom Shares	542,233	1,014,900	1,014,900	352,539	352,539
Health & Welfare Benefits	24,288	-	32,384	-	-
Total	$1,915,367	$2,535,975	$5,142,359	$1,165,135	$1,165,135

Thomas A. Beaver
Base Salary	$300,000	$-	$600,000	$-	$-
Annual Incentive Award	-	-	220,946	-	-
Unvested and Accelerated Restricted Common Shares	463,641	906,525	906,525	463,641	463,641
Unvested and Accelerated Performance Restricted Common and Phantom Shares	310,699	606,900	606,900	204,823	204,823
Health & Welfare Benefits	8,403	-	16,805	-	-
Total	$1,082,743	$1,513,425	$2,351,176	$668,464	$668,464

Michael D. Sloan
Base Salary	$243,400	$-	$486,800	$-	$-
Annual Incentive Award	-	-	153,464	-	-
Unvested and Accelerated Restricted Common Shares	345,678	661,725	661,725	345,678	345,678
Unvested and Accelerated Performance Restricted Common and Phantom Shares	230,444	441,150	441,150	150,284	150,284
Health & Welfare Benefits	18,351	-	35,745	-	-
Total	$837,873	$1,102,875	$1,778,884	$495,962	$495,962

Richard P. Adante
Base Salary	$236,250	$-	$274,500	$-	$-
Annual Incentive Award	-	-	82,352	-	-
Unvested and Accelerated Restricted Common Shares	306,931	744,600	744,600	306,931	306,931
Unvested and Accelerated Performance Restricted Common and Phantom Shares	204,870	497,250	497,250	153,079	153,079
Health & Welfare Benefits	1,065	-	2,221	-	-
Total	$749,116	$1,241,850	$1,600,923	$460,010	$460,010

28

DIRECTORS’ COMPENSATION

Cash Compensation

For 2013, the Board approved that each non-employee director of the Company receive an annual retainer of $70,000 for serving as our director and attending Board and Committee meetings. The non-executive Chairman receives twice the annual retainer of the other directors. The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee chairperson receives additional compensation of $10,000, $7,500, and $5,000, respectively, per year. We reimburse out-of-pocket expenses incurred by all directors in connection with attending Board and Committee meetings.

Equity Compensation

Pursuant to the Directors’ Restricted Shares Plan, non-employee directors are eligible to receive awards of restricted common shares. In 2013 all directors were granted 11,510 restricted common shares. The restrictions for those common shares lapsed on February 4, 2014.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Jeffrey P. Draime	$70,000	$69,981	$139,981
Douglas C. Jacobs	80,000	69,981	149,981
Ira C. Kaplan	70,000	69,981	139,981
Kim Korth	77,500	69,981	147,481
William M. Lasky	145,000	69,981	214,981
George S. Mayes, Jr.	70,000	69,981	139,981
Paul J. Schlather	70,000	69,981	139,981

___________________

(1)	The amounts included in the “Stock Awards” column represent fair value at grant date of restricted common share awards to directors, computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Share Ownership Guidelines

In December 2013, the Board approved share ownership guidelines for all non-employee directors. These guidelines provide that each director should own Company common shares equal in market value to four times the cash portion of the Board’s annual retainer. The Directors have a five year accumulation period from implementation of the guideline or appointment to the Board to achieve compliance and are restricted from selling any common shares earned under a Company equity-based compensation plan until their ownership guideline has been reached.

29

OTHER INFORMATION

Shareholder’s Proposals for 2015 Annual Meeting of Shareholders

Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), at our 2015 Annual Meeting of Shareholders must be received by the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484, on or before December 8, 2014, for inclusion in our proxy statement and form of proxy relating to the 2015 Annual Meeting of Shareholders. In order for a shareholder’s proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Company at the address listed in the immediately preceding sentence not later than February 21, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and owners of more than 10% of our common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our executive officers, directors and more than 10% beneficial owners were complied with, except Mr. Jacobs filed late five Form 4s related to separate transactions and Mr. Adante, Mr. Beaver, Mr. Corey, Mr. Kruk, Mr. Sloan and Mr. Strickler each filed late one Form 4 related to one transaction.

Other Matters

If the enclosed proxy is executed and returned to us via mail, telephone or Internet, the persons named in it will vote the common shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under “Election of Directors” above, the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the common shares represented will be voted in accordance with that specification. If no specification is made, those common shares will be voted at the meeting to elect directors as set forth under “Election of Directors” above, and FOR the proposals to (i) ratify the appointment of Ernst & Young as our independent auditors for the year ending December 31, 2013; and (ii) approve of the advisory resolution on executive compensation.

Director nominees who receive the greatest number of affirmative votes will be elected directors. Broker non-votes and abstaining votes will be counted as “present” for purposes of determining whether a quorum has been achieved at the meeting, but will not be counted in favor of or against any nominee. The voting standards for each of the other known matters to be considered at the meeting are set forth within the above proposals. All other matters to be considered at the meeting require for approval the favorable vote of a majority of the shares entitled to vote and represented at the meeting in person or by proxy.

The holders of shares of a majority of the common shares outstanding on the record date, present in person or by proxy, shall constitute a quorum for the transaction of business to be considered at the Annual Meeting of Shareholders.

If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that may be presented for action at the meeting and we have not received any timely notice that any of our shareholders intend to present a proposal at the meeting.

By order of the Board of Directors,

ROBERT M. LOESCH,
Secretary

Dated: April 7, 2014

30

Stoneridge

**IMPORTANT ANNUAL MEETING INFORMATION**

## Electronic Voting Instructions

**Available 24 hours a day, 7 days a week!**

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EDT, on May 6, 2014.**

### Vote by Internet

- Go to **www.envisionreports.com/SRI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

### Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

# Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## A Proposals — The Proxies will vote as specified below, or if a choice is not specified, they will vote FOR the nominees listed in proposal 1 and FOR proposals 2 and 3.

1. Election of Directors:

| | | | |
|---|---|---|---|
| 01 - John C. Corey | 02 - Jeffrey P. Draime | 03 - Douglas C. Jacobs | 04 - Ira C. Kaplan |
| 05 - Kim Korth | 06 - William M. Lasky | 07 – George S. Mayes, Jr. | 08 - Paul J. Schlather |

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

| 01 | 02 | 03 | 04 | 05 | 06 | 07 | 08 |
|---|---|---|---|---|---|---|---|
| ☐ | ☐ | ☐ | ☐ | ☐ | ☐ | ☐ | ☐ |

| | For | Against | Abstain |
|---|---|---|---|
| 2. Ratification of Ernst & Young LLP: | ☐ | ☐ | ☐ |
| 3. Approval of an advisory resolution on the Company's executive compensation: | ☐ | ☐ | ☐ |

4. On such other business as may properly come before the meeting.

## B Non-Voting Items

**Change of Address** — Please print new address below.

## C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon, indicating, where proper, official position or representative capacity.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

1 U P X

01SFOB